Exhibit   99.4
                   N E W S   R E L E A S E

Contacts: Meg Pier               Vincent Loporchio
          Fleet Financial Group  Shawmut National
                                              Corporation
          401/278-3003           617/292-3239

Divestiture Proposal for New Hampshire Announced by Fleet and Shawmut

Plan Guidelines Developed that Foster Competition, Preserve
Jobs and Continue Meeting Customer Needs Throughout New
Hampshire

     Providence, Rhode Island, August 23, 1995 -- Fleet Financial Group and Shawmut National Corporation today announced a detailed divestiture proposal for New Hampshire following discussions with regulators on the branch divestitures needed to meet antitrust guidelines. The plan is also subject to final approval by the Federal Reserve Board when it finally considers Fleet's application to merge with Shawmut later this year.
     New Hampshire is one of four New England states in which a combined total of $3.2 billion (as of 6/30/94) of deposits will be sold to allow the merged institution to meet federal fair competition rules. In New Hampshire, 5 branches with a total of $210.2 million in deposits will be divested.
     "The divestiture discussions centered around three primary objectives: first, to foster a strong competitive environment; secondly, to ensure the availability of robust resources for small- and medium-sized businesses; and third, to enhance the overall marketplace commitments to community reinvestment and local economic development initiatives," said Anne Slattery, Fleet Financial Group senior vice president and head of consumer and small business activities for the new entity.
     "Our selection of buyers will be based on the preservation of jobs and several other points, including price and ease of systems conversion. We are especially interested in identifying buyers who exhibit concern for the community and sensitivity to customer and employee needs," said Slattery. In addition, buyers must be acceptable to the Federal Reserve Board and the Department of Justice.
     In addition to these objectives, Fleet
believes that the plan also meets concerns on the part of the Department of Justice, that primarily Shawmut branches be divested, and that the packages be divested to a single buyer in most markets, if possible. The Justice Department believes that if Shawmut branches rather than Fleet are divested, there will be less customer run-off at the divested branches. Many potential buyers have expressed interest in the proposed divestitures since the institutions announced the merger.
     "This plan takes into consideration the special needs of New Hampshire. By addressing the need to preserve jobs and see to it that small- to medium-sized businesses have access to sufficient credit and related financial services, Fleet and Shawmut are demonstrating our continuing support for the state," said George Russell, president of Shawmut Bank of New Hampshire. "During the divestiture process, we are looking for buyers who exhibit our same concern for the community and have the ability and desire to meet customer and employee needs."
Community Support
     "Although we are divesting some branches in New Hampshire, we are maintaining our commitment to the communities of the state," said Russell. "In fact, Fleet has committed to maintain current combined Fleet-Shawmut levels of low- to middle-income lending (LMI) and charitable contributions in New Hampshire for the next two years." Customer Concerns
     "We are committed to working very closely with the prospective buyers to ensure a smooth transition for all customers involved -- whether retail, small business, community or commercial," Slattery said. "Our customers will receive an update on the situation shortly, but until then, we are happy to answer any questions customers may have."
     After the merger with Shawmut National Corporation, the Fleet Financial Group (FFG) will be a New England-based $81 billion diversified financial services company listed on the New York Stock Exchange (NYSE-FLT). FFG's lines of business will include commercial and consumer banking, mortgage banking, consumer finance, asset-based lending, equipment leasing, investment management services and student loan processing.
#  #  #
EDITOR'S NOTE: Attached is a list of New Hampshire branches scheduled to be divested.

FLEET FINANCIAL GROUP/SHAWMUT NATIONAL CORPORATION
New Hampshire Divestiture News Release Attachment
List of New Hampshire Branches to be Sold
8/23/95

Branch (Fleet/Shawmut)          Address & Town

BRANCH NAME (F/S)               ADDRESS

Northwest Boulevard-Nashua (S)  4 Northwest Blvd., Nashua
Littleton-Main (S)                        85 Main St.,Littleton
Bedford (S)                                   Route 101 & Chestnut St.,
                                                     Bedford
Hanover Street (S)                        156 Hanover St., Manchester
South Willow (S)                         1255 South Willow St.,
                                                    Manchester